EXHIBIT 10.7

                          SOUTHWEST BANK OF TEXAS, N.A.
                               BOARD OF DIRECTORS
                                STOCK OPTION PLAN
              (Assumed by Southwest Bancorporation of Texas, Inc.
                            Effective June 30, 1996)

      The duties of a Director are numerous. This plan, however, shall focus on two primary director functions. There are as 1) the elected representatives of the shareholders who serve as stewards of the bank's resources and who determine the bank's policies and direction, and 2) the marketers of the bank's services.

      As the nature of the Bank has evolved and the banking climate in Houston has changed, the second of these functions has become increasingly important. Simply stated, Southwest Bank of Texas has enjoyed excellent growth and results due partly to the initiative and energy of the management team and partly because our competitors were in a state of flux and reorganization. The landscape has changed and each Director must become a proponent and marketer of Southwest Bank of Texas to an ever greater extent.

     To serve as an incentive for this, a Director can earn a stock option of 360 shares by introducing to the Bank twelve legitimate prospects in a calendar year period. The compilation will be done on a quarterly basis (i.e. three prospects every three months earns an option for 90 shares).

     Additionally, directors will be awarded options for attendance and participation at monthly directors' meetings and committee meetings.

The plan is as follows:
                                                            Maximum
                                       Option Shares        for year
                                       -------------        --------
Attendance at monthly
Director's meeting
Service of .....................       30/month              360

Introduction of
prospects to the
Bank at the rate
of twelve per year .............       30/prospect           360

Attendance at
committee meeting ..............       20/meeting            Various

Service as committee
chair at meeting in
addition to above ..............       10/meeting            Various

Service
Chairman of the Board
of Directors                           500 shares

     The shares listed above shall accumulate through the year and one option will be issued before the end of December. The strike price of the option shall be the price of the last market transaction of the year or the appraised value of the Bank's stock as determined by a qualified, independent appraiser.

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